Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

January 15, 2007

among

PW EAGLE, INC.,

J-M MANUFACTURING COMPANY, INC.

and

PIPE DREAM ACQUISITION, INC.

TABLE OF CONTENTS1

[1]	The Table of Contents is not a part of this Agreement.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 15, 2007 among PW Eagle, Inc., a Minnesota corporation (the “Company”), J-M Manufacturing Company, Inc., a Delaware corporation (“Parent”), and Pipe Dream Acquisition, Inc., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, the Board of Directors of the Company and a committee thereof formed in accordance with Section 302A.673 of the Minnesota Business Corporation Act and the Board of Directors of Merger Subsidiary have approved this Agreement and deem it advisable to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth herein;

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2005 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2005.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary simultaneously upon execution of this Agreement.

“Company Material Contract” means (i) any Contract of the Company or any Subsidiary of the Company that is required to be filed with any Company SEC Document, (ii) any Contract that provides for the supply to the Company or any Subsidiary of any materials or components used in the conduct of its business (other than Contracts in the ordinary course of business), and which may not be cancelled without material liability to the Company or its Subsidiaries upon notice of sixty (60) days or less, (iii) any Contract that provides for the sale of products to any person having an aggregate sale price (without giving effect to any rebates or discounts) in excess of $100,000 (other than Contracts in the ordinary course of business), and which may not be cancelled without material liability to the Company or its Subsidiaries upon notice of sixty (60) days or less, (iv) any distribution Contract which may not be cancelled without material liability to the Company or its Subsidiaries upon notice of sixty (60) days or less, (v) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the Board of Directors of the Company providing for an annual base compensation in excess of $150,000, (vi) any Contract providing for indemnification by the Company or any Subsidiary of the Company or any guaranty by the Company or any Subsidiary of the Company that is material to the Company and its Subsidiaries, taken as a whole (in each case, under which the Company has continuing obligations as of the date hereof), (vii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries, (viii) any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $1,000,000 or more that is not terminable by the Company or its Subsidiaries upon notice of sixty (60) days or less without material liability to the Company or its Subsidiary and is not described in clauses (i) through (vii) above, and (ix) any Contract, or group of Contracts with a Person (or group of Affiliated Persons), the termination of which would be reasonably expected to have a Material Adverse Effect on the Company and is not described in clauses (i) through (viii) above.

“Contract” means note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

“Datasite” means the electronic data room created and maintained by Merrill Corporation on behalf of the Company.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to a specified Person, an event, development, circumstance or change that (i) is materially adverse to the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with, or hinders the ability of such Person to consummate the transactions contemplated hereby or to perform its obligations hereunder; in each case, other than any such event, development, circumstance or change resulting from (1) any event, development, circumstance or change generally affecting (A) the industries in which such Person operates or (B) the economy, the financial or securities markets in general, or political conditions in the United States (in the case of clauses (A) and (B), as long as such Person is not disproportionately affected materially as compared to others also affected by such event, development, circumstance or change), (2) any acts of terrorism, military actions or war, (3) this Agreement or the transactions contemplated hereby, including the announcement or pendency thereof, (4) any failure by the Person to meet any published financial estimates for any period ending on or after the date of this Agreement and prior to the Closing Date (but the underlying reasons therefor may be considered in determining whether a Material Adverse Effect has occurred), (5) a decline in the price of the capital stock of the Person (but the underlying reasons therefor may be considered in determining whether a Material Adverse Effect has occurred), (6) any reasonable fees or expenses incurred in connection with the transactions contemplated by this Agreement or (7) any change in any law or regulation or GAAP or the interpretation thereof applicable to such Person and its Subsidiaries.

“Minnesota Law” means the Minnesota Business Corporation Act.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any direct or indirect entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof (including by waiver or consent); provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to any document being “made available” to Parent shall mean any of (i) physical delivery to Parent or its authorized representatives, (ii) inclusion in any Company SEC Document filed with the SEC via EDGAR since January 1, 2006, (iii) listing in the exhibit index of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (to the extent such document is available to be downloaded via EDGAR) and (iv) deposit on or before January 12, 2007 in the Datasite.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Minnesota Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (EST) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the fifth Business Day after satisfaction of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the Surviving Corporation shall file with the Secretary of State of the State of Minnesota articles of merger, in such form as is required by, and executed in accordance with, Minnesota Law (the “Articles of Merger”)). The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Minnesota Law.

Section 2.02. Conversion of Shares. At the Effective Time, without the need for any action by any party hereto or by any other Person,

(a) except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $33.50 in cash, without interest (the “Merger Consideration”);

(b) each share of Company Stock owned by Parent or the Company or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Subject to Section 2.04, from and after the Effective Time, all of the Company Stock converted into the Merger Consideration pursuant to this Section 2.02 shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate theretofore representing any such Company Stock (each a “Certificate”) shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, with respect thereto, in accordance with the applicable provisions of Section 2.03.

Section 2.03. Surrender and Payment. (a) Paying Agent. Prior to the Effective Time, the Company shall appoint a paying agent (the “Paying Agent”) for the purpose of exchanging Certificates representing Company Stock converted into the Merger

Consideration pursuant to Section 2.02, and non-certificated Company Stock converted into the Merger Consideration pursuant to Section 2.02 and represented by book entries (“Book Entry Shares”), for the Merger Consideration. The Paying Agent shall also be responsible for paying a Company Stock Option as contemplated in Section 2.05. At or prior to the Effective Time, Parent shall, deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock, cash sufficient to pay the aggregate Merger Consideration to be delivered in respect of the Company Stock, plus cash sufficient to pay the amounts set forth in Section 2.05 in respect of the Company Stock Options and the Company Warrants (such aggregate amount being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. As soon as reasonably practicable following the date of this Agreement and in any event not less than ten (10) Business Days prior to the Closing Date, Parent and the Paying Agent shall agree upon a final form of letter of transmittal (which shall specify that (i) delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States, that is a member in good standing of the Securities Transfer Agents’ Medallion Program and (ii) the signature thereof must be guaranteed by such a member or bank or trust company in the form customarily used in transactions of this nature) (the “Letter of Transmittal”), for use in effecting delivery of Company Stock to the Paying Agent and instructions related thereto (the “Instructions”). Promptly after the Letter of Transmittal and Instructions have been finalized, the Paying Agent shall make the Letter of Transmittal and Instructions available, upon request, to holders of Company Stock, and promptly (and in any event within three (3) Business Days) after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Company Stock as of the Effective Time, who has not previously submitted a properly completed and duly executed Letter of Transmittal, the Letter of Transmittal and Instructions. Exchange of any Book-Entry Shares shall be effected in accordance with Paying Agent’s customary procedures with respect to securities represented by book entry.

(b) Exchange Procedures. If a holder of Company Stock surrenders to the Paying Agent a Certificate, together with a Letter of Transmittal properly completed and duly executed, and such other documents as may be reasonably requested pursuant to the Instructions, at least two (2) Business Days prior to the Closing Date and such holder is the record holder as of the Closing Date, then the Company shall use commercially reasonable efforts to cause the Paying Agent to pay to the holder of such Certificate on the Closing Date, in exchange therefor, solely from the Exchange Fund, the Merger Consideration (subject to any applicable withholding tax as specified in Section 2.07), without interest, with respect thereto, and such Certificate shall forthwith be canceled. If a holder surrenders to the Paying Agent a Certificate, together with a Letter of Transmittal properly completed and duly executed (and such other documents as may be reasonably requested pursuant to the Instructions), any time after two (2) Business Days prior to the Closing Date, and such holder is the record holder as of the Effective Time, then the holder of such Certificate shall be paid as soon as reasonably practicable following the Closing Date in exchange therefor by the Paying Agent, solely from the Exchange Fund, the Merger Consideration (subject to any applicable withholding tax as specified in Section 2.07), without interest, with respect thereto, and such Certificate shall forthwith be canceled. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.03(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate. No interest shall be paid or accrued on any Merger Consideration payable to holders of Certificates or options or warrants.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of Company Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Stock previously represented by such Certificates, and at the Effective Time the share transfer books of Company shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of Company Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or as provided by Applicable Law.

(d) Certificate Holder. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment of the Merger Consideration shall pay to the Paying Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) No Further Ownership Rights in Company Stock. The Merger Consideration paid in accordance with the terms of this Article upon conversion of any Company Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Stock, including any rights to receive declared but unpaid dividends with a record date prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for six (6) months after the Effective Time shall be delivered to Parent (or its designee), upon demand, and any holder of Company Stock who has not theretofore complied with this Article shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by Applicable

Law and subject to the Surviving Corporation’s obligation in the preceding sentence, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g) No Liability. None of the Parent, Merger Subsidiary, Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to the date on which the Merger Consideration in respect of such Certificate would otherwise irrevocably escheat to or become the property of any Governmental Authority, any such cash in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof; provided that, in any such case, no such instrument shall have a maturity exceeding three (3) months from the date of the investment therein. Any interest and other income resulting from such investments shall be paid to Parent.

(i) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, and in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to the Merger Consideration represented by such Certificate, the Exchange Agent shall pay, in accordance with Section 2.03 (except for the provisions thereof requiring delivery of such Certificate), in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each Company Stock formerly represented by such Certificate.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and has filed written notice of intent to demand the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of Minnesota Law (“Dissenters’ Rights”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the such Dissenters’ Rights. If, after the Effective Time, such holder fails to perfect, withdraws or loses such Dissenters’ Rights, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for the fair value of shares of Company Stock pursuant to Minnesota Law, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Stock Options and Warrants. (a) As soon as practicable following the date of this Agreement, but in any event no later than 30 days prior to the Closing Date, the Company shall use its reasonable best efforts to take such actions as are required to provide that each then outstanding option to purchase shares of Company Stock outstanding under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not vested or exercisable by its terms, shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option an amount (less any applicable withholding tax as specified in Section 2.07) in cash determined by multiplying (i) the excess, if any, of $33.50 per share of Company Stock over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of all options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

(b) Each outstanding warrant to purchase shares of Common Stock (a “Company Warrant”) shall be cancelled as of the Effective Time, and the Company shall pay each holder of a Company Warrant at or promptly after the Effective Time an amount (less any applicable withholding tax as specified in Section 2.07) in cash determined by multiplying (i) the excess, if any, of $33.50 per share of Common Stock over the exercise price of the Company Warrant by (ii) the number of shares of Common Stock into which such Company Warrant is the exercisable.

(c) The amounts paid in accordance with Section 2.05(a) and (b) in respect of the Company Stock Options and the Company Warrants shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Stock Options and Company Warrants and the holders of such Company Stock Options and Company Warrants shall have no further rights pertaining thereto.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options or warrants outstanding as of the date hereof to purchase shares granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Company shall be amended and restated in its entirety to (i) contain indemnification, advancement and exculpation provisions substantially identical to those contained in the Company’s articles of incorporation and (ii) be otherwise identical to the articles of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time, until thereafter amended as provided by law and such certificate of incorporation; provided, however, that Article I of the article of incorporation of the Surviving Company shall read as follows: “The name of the corporation is “PW Eagle, Inc.”

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall (i) contain indemnification, advancement and exculpation provisions substantially identical to those contained in the Company’s bylaws and (ii) be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and Merger Subsidiary, except as set forth in (x) the Company Disclosure Schedule (subject to Section 11.05) or (y) the Company SEC Documents (defined in Section 4.07(a)) filed with the SEC since January 1, 2006 (it being understood that any matter set forth in such Company Disclosure Schedule or Company SEC Documents shall be deemed disclosed with respect to any section of this Article 4 to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent), as follows:

Section 4.01. Corporate Existence and Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or organization in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered or made available to Parent accurate and complete copies of the articles of incorporation and bylaws and other organizational documents, as currently in effect, of the Company and each of its Subsidiaries.

Section 4.02. Subsidiaries. Section 4.02 of the Company Disclosure Schedule lists, as of the date of this Agreement, each direct and indirect Subsidiary of the Company (including its state of incorporation or formation). All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity. There are no bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters upon which Subsidiary equityholders may vote. Except for capital stock held by the Company or a wholly-owned Subsidiary of the Company, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities or equity interests of any Subsidiary, (ii) any securities of any Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of such Subsidiary, (iii) any warrants, calls, options or other rights to acquire, and no obligation to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary and (iv) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

Section 4.03. Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Company Stock and 20,000,000 shares of undesignated stock, par value $0.01 per share (“Undesignated Stock”) of which two (2) million shares have been designated Series A 7% Convertible Preferred Stock, 3,500,000 shares have been designated Class B common stock and 10,000 were designated 8% Convertible Preferred Stock. At the close of business on January 11, 2007 (i) 12,002,015 shares of Company Stock were issued and outstanding, (ii) no shares of Company Stock were issued but not outstanding (i.e., held as treasury stock), (iii) 363,645 shares of Company Stock were reserved and available for issuance pursuant to outstanding Company Stock Options, (iv) 192,167 shares of Company Stock were reserved and available for issuance pursuant to outstanding Company Warrants and (v) no shares of Company Preferred Stock were issued or outstanding (including, without limitation, as treasury shares). All Company Stock Options and awards of restricted stock under the PW Eagle, Inc. 1997 Stock Option Plan are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 4.03, and subject to Section 6.01, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (4) any stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Stock on a deferred basis or other rights (other than as set forth above) that are linked to the value of Company Stock (collectively, “Company Stock-Based Awards”) and (B) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

Section 4.04. Corporate Authorization; Required Vote.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding shares of Company Stock entitled to vote in favor of adoption of this Agreement in accordance with Minnesota Law (the “Company Shareholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company Shareholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) At a meeting duly called and held, the committee of the Company’s Board of Directors formed in accordance with Section 302A.673 of Minnesota Law (the “Strategic Committee”) and the Company’s Board of Directors have (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (iii) unanimously resolved (subject to Section 6.04) to recommend approval and adoption of this Agreement by its shareholders, and (iv) directed that the Company use its reasonable best efforts to submit the approval of this Agreement to a vote at a meeting of the shareholders of the Company as soon as reasonably practicable (such recommendation, the “Company Board Recommendation”).

Section 4.05. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of Articles of Merger with respect to the Merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable U.S. state or federal securities laws and (iv) any actions or filings the absence of which does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.06. Non-contravention. Other than the Company Shareholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (iii) and (iv), as does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed all reports, schedules, forms, statements and other documents, and amendments thereto (including exhibits and other information required to be incorporated therein) with the SEC required to be filed by the Company since January 1, 2006. The Company has made available to Parent or filed with the SEC (i) the Company’s annual reports on Form 10-K for its fiscal year ended December 31, 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 2005, and (iv) all of its other reports, statements, schedules and registration statements and amendments thereto filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”).

(b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as applicable.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has no knowledge of any pending investigation of the Company by the SEC staff or any currently unresolved comment on the Company SEC Documents made by the SEC staff.

(f) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(g) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are effective to provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. To the Company’s knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the 1934 Act.

(h) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2006.

(i) None of the Subsidiaries of the Company are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of the 1934 Act.

Section 4.08. Financial Statements; Projections. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, was prepared in accordance with GAAP (except as otherwise footnoted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The financial projections relating to the Company and the Subsidiaries that were delivered to Parent in the Confidential Information Memorandum, dated October 2006 (the “Information Memorandum”), were prepared on the basis of assumptions the Company reasonably believed in good faith at the time of delivery of such projections to be fair and reasonable in light of the conditions existing at such time, and represented at such time the Company’s reasonable estimate of its future financial performance, in each case, subject to all disclosures, qualifications, or reservations contained in the Information Memorandum (except for any disclaimers of representations inconsistent with the representations made in this Section 4.08). The parties agree and acknowledge that such projections did not constitute a warranty as to the future performance of the Company and that actual results may vary from forecasted results.

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) will, when filed, and at any time that it is amended or supplemented, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended through each such date, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, since the Company Balance Sheet Date, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former (1) director of the Company or (2) employee of the Company or any of its Subsidiaries who is a party to a change of control or severance arrangement (all individuals described in the foregoing clauses (1) and (2), collectively, the “Key Personnel”) of any increase in compensation, bonus or fringe or other benefits, except in the ordinary course of business consistent with past practice or as was required under any Benefit Agreement or Benefit Plan, (B) any granting by the Company or any of its Subsidiaries to any Key Personnel of (1) any increase in severance or termination pay or (2) any right to receive any severance or termination pay except for severance or termination pay received in the ordinary course of business consistent with past practice or as was required under any Benefit Agreement or Benefit Plan, (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification contract with any Key Personnel or any other director, officer or employee of the Company or any of its Subsidiaries or (2) any Contract with any Key Personnel or any other director, officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the Merger (all such Contracts under this clause (C), collectively, “Benefit Agreements”), (D) the removal or modification of any restrictions in any Benefit Agreement or Benefit Plan or awards made thereunder, except as required to comply with Applicable Law or the terms or provisions of any Benefit Agreement or Benefit Plan in effect as of the date hereof and except as may be effected in the ordinary course of business consistent with past practice or (E) the adoption, amendment or termination of any Benefit Plan, other than, in the case of sections 4.10(iv)(A)-(D), such increases, amendments, new agreements, removals, modifications or terminations that (1) do not provide for any increase in compensation or benefits for any individual Key Personnel that is material in relation to such person’s compensation or benefits prior to such increase and (2) in the aggregate do not result in any material increase in compensation, benefits or other similar expenses of the Company and its Subsidiaries, and (v) any change in financial accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP.

Section 4.11. No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations provided for in the Company Balance Sheet or disclosed in the notes thereto or in the Company SEC Documents filed prior to the date hereof, and

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet.

Section 4.12. Material Contracts. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Company Material Contract, other than those Contracts that are filed as exhibits to the Company SEC Documents. Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms thereof, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. The Company is not party to, or bound by, any Contract which restricts or purports to restrict the Company’s or any of its Subsidiaries’ ability to compete in any line of business, geographic area or customer segment or to sell any specified products.

Section 4.13. Compliance with Laws and Court Orders.

(a) The Company and each of its Subsidiaries are and, since January 1, 2006 have been in compliance with, and to the knowledge of the Company are not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Authorities (collectively, “Permits”) necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except for such authorizations, certificates, filings, franchises, licenses, notices, permits and approvals the failure of which to hold do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since June 30, 2006, there has occurred no material default under, or material violation of, any such Permit and, to the knowledge of the Company, the consummation of the Merger would not cause the revocation or cancellation of any material Permit. No representation or warranty is made in this Section 4.13 with respect to Environmental Laws, which are covered in Section 4.15 hereof, or ERISA matters, which are covered in Section 4.18 hereof.

(b) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director or officer, has knowledge of any substantive written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in a material violation of securities laws, breach of fiduciary duty or similar violation by the Company.

Section 4.14. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or would reasonably be expected to result in the Company or any of its Subsidiaries incurring liability in excess of $500,000. Since January 1, 2004, there has not been any action, suit investigation or proceeding against or affecting the Company that has had a Material Adverse Effect on the Company or resulted in the Company or any of its Subsidiaries incurring liability in excess of $500,000.

Section 4.15. Environmental Matters. (a) During the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, there have been no Releases of Hazardous Materials in, on, under or affecting any such property that would reasonably be expected to result in liability to or require expenditures by the Company and/or any of its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate; (b) to the knowledge of the Company, prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, there were no Releases of Hazardous Materials in, on, under or affecting any such property that would reasonably be expected to result in liability to or require expenditures by the Company and/or any of its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate; (c) each of the Company and its Subsidiaries is in compliance in all material respects with all Environmental Laws; (d) each of the Company and its Subsidiaries has obtained or has taken appropriate steps, as required by Environmental Laws, to obtain all environmental, health and safety permits, consents, licenses and other authorizations necessary for the operation of its respective businesses and the ownership and/or operation of each property leased, owned or operated by it (collectively, “Environmental Permits”) except for such permits, consents, licenses and other authorizations the failure of which to hold would not have or reasonably be expected to have, individually or in the aggregate, (i) a material adverse effect on the operations of any Company Facility (a “Facility MAE”) or (ii) a Material Adverse Effect on the Company, and all Environmental Permits are in good standing except for such Environmental Permits, whose lack of good standing would not have or reasonably be expected to have, individually or in the aggregate, a Facility MAE or a Material Adverse Effect on the Company, and there has been no change in the facts or circumstances reported or assumed in the applications for or the granting of the Environmental Permits except for such changes which would not have or reasonably be expected to have, individually or in the aggregate, a Facility MAE or a Material Adverse Effect on the Company; (e) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any Person relating to obligations or liabilities under Environmental Laws; and (f) neither the Company nor its Subsidiaries is subject to, there is not now and there has not been any pending, threatened investigation, suit, claim, action, cause of action, notice or proceeding alleging liability under, relating to or arising under Environmental Laws or the Environmental Permits, and, to the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, cause of action, proceeding or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws. The term “Environmental Laws” means all applicable Federal, state, local and foreign Laws (including the common law), orders, writs, injunctions, decrees, judgments or stipulations, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Release of, or exposure to, Hazardous Materials, or to human health and safety. The term “Hazardous Materials” means (A) petroleum products and by-products and constituents thereof, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (B) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited, regulated by or pursuant to or for which standards of liability are imposed under any Environmental Law. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

Section 4.16. Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all registered Owned Intellectual Property and (ii) all material unregistered trademarks of the Owned Intellectual Property. The Intellectual Property set forth on Section 4.16(a) of the Company Disclosure Schedule is all the registered Owned Intellectual Property necessary to conduct the business of the Company as presently conducted.

(b) All Owned Intellectual Property is valid, subsisting and enforceable except, with respect to unregistered Owned Intellectual Property, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. No Owned Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the use thereof or rights thereto (with the exception of official actions of the United States Patent and Trademark Office, but including reexamination, cancellation, interference, and reissue proceedings by such Office). The Company and its Subsidiaries collectively are the exclusive owner of all Owned Intellectual Property free of any Lien or license. No registered Owned Intellectual Property has lapsed, expired or been abandoned or cancelled, or is subject to any pending, or to the knowledge of the Company threatened, opposition, cancellation, interference, domain name dispute, reexamination, reissue, or other proceeding, and no such item, requires within six months immediately following the date of this Agreement that any material action be taken to maintain or preserve such item, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company. The Company has not undertaken or omitted to undertake any act, and, to the knowledge of the Company, no circumstances or grounds exist, that would invalidate, in whole or in part, the enforceability or scope of any registered Owned Intellectual Property used in the conduct of its business or otherwise impair the ability of the Company to exploit its Owned Intellectual Property in the conduct of its business, except for office actions of the United States Patent and Trademark Office.

(c) The conduct of the business by the Company and its Subsidiaries has not infringed and does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, except for any such infringement, misappropriation or violation that does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. With the exception of office actions of the United States Patent and Trademark Office (but including reexamination, cancellation, interference, and reissue proceedings by such Office), to the knowledge of the Company there is no claim asserted, threatened or any basis for threatening, against the Company or any indemnitee of the Company concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Owned Intellectual Property or Licensed-In Intellectual Property.

(d) To the knowledge of the Company, (i) the Licensed-In Intellectual Property is valid, subsisting and enforceable and (ii) no Licensed-In Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the Company’s use thereof or its rights thereto. Section 4.16(d) of the Company Disclosure Schedule is an accurate and complete listing of all Contracts pursuant to which the Company exploits any Licensed-In Intellectual Property and represents all Licensed-In Intellectual Property as is necessary to conduct the Business. Each Contract specified in Section 4.16(d) of the Company Disclosure Schedule is legal, valid, binding, enforceable and in full force and effect and the Company is not in breach thereof and no circumstances or grounds exist that would give rise to claim of breach or rescission, termination, revision or amendment of any of the Contracts specified in Section 4.16(d) of the Company Disclosure Schedule.

(e) The execution, delivery and performance by the Company of the transactions contemplated by this Agreement will not alter, impair, diminish or result in the loss of any rights or interests of the Company in any Owned Intellectual Property or Licensed-In Intellectual Property.

(f) All patents required to be listed in Section 4.16 of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries have been duly registered and/or filed in all material respects with or issued by each appropriate Governmental Authority, and all necessary maintenance fees have been timely paid in all material respects to continue all such rights in effect.

As used herein,

(1) “Computer Software” means all computer software and databases (including without limitation source code, object code and all related documentation).

(2) “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, Internet domain names, logos, symbols, trade dress, assumed names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and confidential information, including inventions and discoveries, whether patentable or not, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property.

(3) “Licensed-In Intellectual Property” means the Intellectual Property which is licensed to or otherwise made available for use by the Company or any of its Subsidiaries pursuant to any Contracts for Intellectual Property and excluding any Owned Intellectual Property.

(4) “Owned Intellectual Property” means the Intellectual Property owned by the Company or any of its Subsidiaries, including any such Intellectual Property created by the Company or any of its Subsidiaries, employees or contractors and excluding any Licensed-In Intellectual Property.

Section 4.17. Labor Relations. From the Company Balance Sheet Date through the date hereof, there has not been any adoption, material amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Other than the contract with the United Steel Workers of America, Local 604 at the Buckhannon, West Virginia facility, there are no collective bargaining or other labor union Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, other than those employees at the Buckhannon, West Virginia facility who are members of the United Steel Workers of America, Local 604, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. Since January 1, 2004, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements. To the Company’s knowledge no union or other entity has attempted to organize or represent the labor force of any of the employees of the Company (or its Subsidiaries) in the past twenty-four (24) months immediately prior to the date hereof, with the exception of the employees currently represented by United Steel Workers of America, Local 604 at the Buckhannon, West Virginia facility.

Section 4.18. Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit, equity incentive, severance, change in control, split dollar, bonus, employment or compensation plans, policies, agreements, programs, and written or oral arrangements, that are maintained by the Company, any Subsidiary of the Company or to which the Company or any Subsidiary of the Company is party thereto or obligated to contribute thereunder for current or former employees or directors of the Company or any Subsidiary of the Company (the “Benefit Plans”). True, correct and complete copies of the following documents, with respect to each Benefit Plan, have been delivered or made available through the Datasite to Parent by the Company: (i) the Benefit Plan and any related trust documents or other funding arrangements, and amendments thereto (or a written summary description of the material provisions of any oral Benefit Plan); (ii) the three most recent Forms 5500 (including schedules and attachments), if required to be filed; (iii) summary plan descriptions and any summaries of material modifications, if applicable; and (iv) the most recently received IRS determination letter for each Benefit Plan intended to qualify under Section 401 of the Code; and (v) the most recently prepared actuarial report, if applicable.

(b) No Benefit Plan is subject to Title IV of ERISA, and no circumstances exist that could result in liability to the Company or any Subsidiary of the Company under Title IV or Section 302 of ERISA. Neither the Company nor any Subsidiary of the Company maintains, is or will be required to provide, medical or other welfare benefits to employees, directors, former employees, former directors, or retirees after their termination of employment or service, other than (i) pursuant to Part 6 of Title I of ERISA and at the sole expense of the participant or (ii) as set forth on Section 4.18(b) of the Company Disclosure Schedule, except as does not have, and is not reasonably expected to have, individually or in the aggregate a Material Adverse Effect on the Company.

(c) Each Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has received a favorable determination letter from the Internal Revenue Service, and to the knowledge of the Company, nothing has occurred or failed to occur with respect to the operation of any such Benefit Plan that could cause the loss of such qualification. Neither the Company nor any of its Subsidiaries participates in, or is required to contribute to, a multi-employer plan as defined in Section 3(37) of ERISA.

(d) All Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms and in accordance with all Applicable Laws, and to the knowledge of the Company, nothing has occurred with respect to the form or operation of the Benefit Plans that would cause the imposition of any penalty or tax (other than normal employment taxes) under ERISA, the Code or Applicable Laws. All contributions, payments and premiums required to have been made to or under any Benefit Plan have been timely and properly made (or otherwise properly accrued if not yet due). There are no pending or to the knowledge of the Company, threatened claims, examinations or audits with respect to the Benefit Plans, any related trusts, any Benefit Plan sponsor or plan administrator, or any fiduciary of the Benefit Plans, with respect to the operation of such plans (other than routine benefit claims). For all Benefit Plans subject to the laws of any jurisdiction outside of the United States (which are separately identified in Section 4.17(d) of the Company Disclosure Schedule): (i) if they are intended to qualify for special tax treatment, they meet all requirements for such treatment; and (ii) if they are intended or required to be funded and/or book-reserved, they are fully funded and/or book-reserved, as appropriate and in accordance with GAAP, based upon reasonable actuarial assumptions.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone of in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

Section 4.19. Golden Parachute Payments. No current or former employee or director of the Company or any of its Subsidiaries is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement. No amount paid or benefit provided by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No employee remuneration paid by the Company will cause a loss of deduction under Section 162(m) of the Code.

Section 4.20. Taxes. Except as does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) the Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have paid or caused to be paid all Taxes that are required to be paid in respect of such Tax Returns and the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, shareholder, creditor or her third party; and (iii) all deficiencies asserted in writing or assessments made as a result of any examinations or other audits by federal, state, local or foreign taxing authorities have been paid in full, settled, or adequately provided for in the financial statements contained in the Company SEC Documents filed on or prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries is a party to or bound by and tax sharing agreement or tax indemnity agreement (other than an agreement in which the Company and one or more if its Subsidiaries are the sole parties). Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for a tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). For purposes of this Agreement (i) the term “Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, stamp, payroll, employment, use, property, withholding excise, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term “Tax Return” means all returns and reports required to be filed with, or supplied to, any federal, state, local or foreign tax authority with respect to Taxes.

Section 4.21. Properties. Section 4.21 of the Company Disclosure Schedule sets forth a complete and accurate list of each parcel of real property owned or leased by the Company (each, a “Company Facility”). Each of the Company and its Subsidiaries has, and at the Effective Time, will have (i) good and marketable title (subject only to Permitted Exceptions and the matters described on Section 4.21(a) of the Company Disclosure Schedule) to all of its owned real properties, or (ii) valid and subsisting leasehold or sublease interests or similar contract rights under valid agreements relating to all of its leased properties and other tangible assets. Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases or subleases to which it is a party, and all leases to which the Company or any of its Subsidiaries is a party and under which it is in occupancy are in full force and effect. Neither the Company nor any of its Subsidiaries has received any notice of any event or occurrence that has resulted or could reasonably result (with or without the giving of notice, the lapse of time or both) in an event of default with respect to any lease or sublease to which it is a party. The consummation of the Merger shall not require the consent of any party to any of the leases or subleases to which the Company or any of its Subsidiaries are a party. “Permitted Exceptions” means (a) liens for taxes or assessments not yet due and payable or being contested in good faith or (b) mechanics’, materialmen’s or other liens or security interests imposed by Applicable Law, provided that any such lien or security interest is not yet due and payable or is being contested in good faith with reasonable reserves therefor maintained by the Company.

Section 4.22. Affiliate Transaction. There are no Company Material Contracts or other material transactions or agreements between the Company or any of its Subsidiaries, on the one hand, and any (a) officer or director of the Company or any of its Subsidiaries, (b) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (c) Affiliate of any such officer, director or beneficial owner.

Section 4.23. Insurance. The Company has current insurance policies for directors and officers, errors and omissions, commercial general liability, property, products liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the business and assets of the Company and the Subsidiaries (collectively, the “Insurance Policies”). The Company has made any and all payments currently due and required to maintain the Insurance Policies in full force and effect. With respect to each Insurance

Policy: (i) the policy is in full force and effect in all material respects; (ii) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; (iii) neither the Company nor any of its Subsidiaries has been refused any coverage or rejected any material claim under any such insurance policy and (iv) neither the Company nor any of its Subsidiaries has received notice of default under any Insurance Policy, or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or premium increase with respect to any Insurance Policy.

Section 4.24. Foreign Corrupt Practices Act. The Company and its Subsidiaries have complied in all material respects with the U.S. Foreign Corrupt Practices Act (or similar laws outside the United States). Neither the Company nor its Subsidiaries, or any of their respective directors, officers, employees or agents, has, directly or indirectly, (i) made any payment, provided services or given or agreed to give any gift or similar benefit or other favors in the United States or in any foreign country in order to obtain preferential treatment or consideration by any supplier or Governmental Authority with respect to any aspect of the business of the Company or any of its Subsidiaries that violated any Applicable Law, (ii) used funds or other assets of the Company or any of its Subsidiaries, or made any promise or undertaking in such regard, for any other illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund, or (iii) made any political contributions that would not be lawful under the laws of the United States, any foreign country or any jurisdiction within the United States or any foreign country. There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any such illegal payment or secret or unrecorded fund. None of the Company, any of its Subsidiaries or any of their respective directors, officers, employees or agents, has been or is the subject of any investigation by any Governmental Authority in connection with any such payment, provision of services or contribution.

Section 4.25. Finders’ Fees. Except for Morgan Joseph & Co. Inc. (solely pursuant to the Morgan Joseph & Co. Inc. engagement letter) and Rothschild Inc. (solely pursuant to the Rothschild Inc. engagement letter), the fees and expenses of which shall be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has made available to Parent a true, complete and accurate copy of the Morgan Joseph & Co. Inc. engagement letter.

Section 4.26. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Rothschild Inc., on the date hereof, to the effect (subject to the qualifications set forth in such opinion) that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Stock (the “Fairness Opinion”); a signed copy of which opinion has been, or will promptly be, delivered to Parent.

Section 4.27. Antitakeover Statutes. Assuming neither Parent nor Merger Subsidiary, nor any Person of which Parent or Merger Subsidiary is an “affiliate” or an “associate” (within the meaning of Section 302A.011 of Minnesota Law), is an interested shareholder under Minnesota Law and assuming that neither Parent nor Merger Subsidiary, nor any Person of which Parent or Merger Subsidiary is an “affiliate” or an “associate” (within the meaning of Section 302A.011 of Minnesota Law), has beneficial ownership under Minnesota Law of any voting power of outstanding shares of the Company other than as may deem to occur solely by virtue of the Voting Agreement, dated as of the date hereof, between Parent and Pirate Capital, LLC (the “Voting Agreement”), no “business combination,” “control share acquisition,” “fair price,” or other antitakeover law enacted under Minnesota law, any other U.S. state law or federal laws prohibit or impede this Agreement, the Merger or any of the transactions contemplated hereby. The Company’s Board of Directors and the Strategic Committee, each at a meeting duly called and held, have approved the Merger, this Agreement and the other transactions contemplated hereby and such approvals are sufficient so that Section 302A.673 of Minnesota Law will not prohibit or impede the Merger, this Agreement and the other transactions contemplated by this Agreement, assuming that neither Parent nor Merger Subsidiary, nor any Person of which Parent or Merger Subsidiary is an “affiliate” or an “associate” (within the meaning of Section 302A.011 of Minnesota Law), has beneficial ownership under Minnesota Law of any voting power of outstanding shares of the Company other than as may deem to occur solely by virtue of the Voting Agreement.

Section 4.28. No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

Section 4.29. Major Customers. The information made available by the Company to Parent with respect to the 10 largest customers of the Company for each business segment for the fiscal years ended December 31, 2005 and 2006 (the “Major Customers”) is true and correct. Since May 30, 2006, none of the Major Customers has advised the Company in writing that it intends to reduce its purchases from, or cease to do business with, or substantially reduce or delay its business with the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company, except as set forth in the Parent Disclosure Schedule delivered by Parent to the Company simultaneously with the execution of this Agreement (subject to Section 11.05), as follows:

Section 5.01. Corporate Existence and Power. Parent and Merger Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and have all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Merger Subsidiary. Parent has heretofore delivered to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of Articles of Merger with respect to the Merger with the Minnesota Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, with such exceptions, in the case of clause (iii), as does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Disclosure Documents. None of the information provided by Parent to the Company in writing expressly for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Subsidiary who is or will be entitled to any fee or commission payable by any Person other than Parent in connection with the transactions contemplated by this Agreement.

Section 5.07. Beneficial Ownership. Neither Parent nor Merger Subsidiary, nor any Person of which Parent or Merger Subsidiary is an “affiliate” or an “associate” (within the meaning of Section 302A.011 of Minnesota Law), has beneficial ownership under Minnesota Law of any voting power of outstanding shares of the Company.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01. Conduct of the Company. (a) Except as set forth in the corresponding section of the Company Disclosure Schedule or otherwise as expressly contemplated hereby, subject to Applicable Law, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, the business of it and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, the Company will not and will not permit its Subsidiaries to (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed):

(i) adopt or propose any change in its articles of incorporation or bylaws (or similar governing documents);

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $250,000 other than acquisitions pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and set forth in Section 6.01(a)(iii) of the Company Disclosure Schedule or as otherwise set forth in Section 6.01(a)(iii) of the Company Disclosure Schedule;

(iv) other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 6.01(a)(iv) of the Company Disclosure Schedule, and other than the issuance of shares of Company Stock upon the exercise of outstanding Company Stock

Options or Company Warrants, in each case, in accordance with their terms, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries or any other voting securities (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other voting securities or such convertible or exchangeable securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(v) create or incur any Lien on assets of the Company or any of its Subsidiaries that is material, individually or in the aggregate, to the Company;

(vi) other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 6.01(a)(vi) of the Company Disclosure Schedule, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) in excess of $50,000 in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock except the acceptance of shares of Company Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award;

(ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any securities or warrants or other rights to acquire any security of the Company or any of its Subsidiaries, except for indebtedness for borrowed money incurred in the ordinary course of business not to exceed $500,000 in the aggregate;

(x) except as set forth in Section 6.01(a)(x) of the Company Disclosure Schedule, make or authorize any capital expenditure;

(xi) enter into (A) any Contract that would have been a Company Material Contract had it been entered into prior to the execution of this Agreement (provided that for purposes of this clause (A), the dollar amount in clause (viii) of the definition of Company Material Contract shall be $100,000, (B) any Contract that would be of a type referred to in the last sentence of Section 4.12, (C) any Contract that is a lease of real property, other than renewals of leases in effect as of the date of this Agreement, (D) any Contract that provides for the supply to the Company or any Subsidiary of any materials or components used in the conduct of its business, and which may not be cancelled without material liability to the Company or its Subsidiaries upon notice of sixty (60) days or less or (E) any material Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the terms hereof could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent or any of its Affiliates to transfer any of its material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(xii) other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any Company Material Contract;

(xiii) make any changes with respect to financial accounting policies or procedures, except as required by changes in GAAP or by Applicable Law;

(xiv) (A) pay, discharge, settle or satisfy any single claim, liability, obligation or litigation or other proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount in excess of $250,000 or multiple such claims, liabilities, obligations or litigation or other proceedings (absolute, accrued, asserted or unasserted, contingent or otherwise) for an aggregate amount in excess of $500,000, or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceeding of the Company or any of its Subsidiaries, (B) cancel any material indebtedness in excess of $50,000, other than (i) in the ordinary course of business consistent with past practice or (ii) in accordance with Section 6.08, (C) waive or assign any claims or rights of material value or (D) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(xv) sell, lease, license, or otherwise dispose of any assets of the Company or its Subsidiaries except for ordinary course sales of products or services provided in the ordinary course of business or obsolete assets, and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate, other than pursuant to Contracts in effect prior to the execution of this Agreement and set forth in Section 6.01(a)(xv) of the Company Disclosure Schedule or as otherwise set forth in Section 6.01(a)(xv) of the Company Disclosure Schedule;

(xvi) except as required to ensure that any Benefit Plan or Benefit Agreement (in each case, as in effect as of the date hereof and to the extent true, complete and accurate copies of which have been heretofore delivered to Parent as of the date of this Agreement) is not then out of compliance with Applicable Law or to comply with any Benefit Plan, Benefit Agreement or other Contract entered into prior to the date hereof (in each case, as in effect as of the date hereof and to the extent true, complete and accurate copies of which have been heretofore delivered to Parent as of the date of this Agreement), (A) adopt, enter into, terminate or amend (1) any collective bargaining agreement, (2) Benefit Plan or (3) any Benefit Agreement, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice of the Company or its Subsidiaries, (C) grant or pay any severance or termination pay (except for severance or termination pay granted or paid in the ordinary course of business consistent with past practice to employees other than Key Personnel), to, or increase the severance or termination pay of, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (D) remove any existing restrictions in any Benefit Agreements, Benefit Plans or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan or Benefit Agreement or awards made thereunder or (G) except as may be reasonably necessary to comply with GAAP (provided that prior written notice is provided to Parent), change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;

(xvii) engage in the conduct of any new line of business, other than as expressly permitted by Section 6.01(a)(iii) of the Company Disclosure Schedule;

(xviii) except as required by Applicable Law, (i) make or change any tax election, (ii) settle any Tax audit or (iii) file any amended Tax Return, in each case, that is reasonably likely to result in an increase to a Tax liability, which increase is material to the Company and its Subsidiaries, taken as a whole; or

(xix) agree, resolve or commit to do any of the foregoing; provided, however, that the foregoing covenants shall not prevent the Company and its Subsidiaries from undertaking transactions between or among themselves.

Section 6.02. Proxy Material; Shareholder Meeting.

(a) As promptly as practicable following the date of this Agreement, Company and Parent shall prepare, and Company shall file with the SEC, the Company Proxy Statement, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its commercially reasonable efforts to cause the SEC staff to confirm that they have no further comments on the Company Proxy Statement (“SEC Confirmation”), as promptly as practicable after such filing. Without limiting any other provision herein, the Company Proxy Statement will contain such information and disclosure reasonably requested by either the Company or Parent so that the Company Proxy Statement conforms in form and substance to the requirements of the 1934 Act. The Company Proxy Statement shall contain a copy of the Fairness Opinion. The Company shall use its commercially reasonable efforts to cause the Company Proxy Statement to be mailed to the holders of Company Stock as promptly as practicable after the Company has obtained SEC Confirmation.

(b) Each of the Company and Parent shall promptly notify the other of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and shall supply the other with copies of all correspondence between the Company or any of its representatives or Parent or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement. The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Company Proxy Statement as expeditiously as practicable. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement (including by participating in any discussions or meetings with the SEC) each time before the Company Proxy Statement (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by Parent and its counsel.

(c) If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Company Proxy Statement, or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Company Proxy Statement, in either case, which event is required to be described in an amendment of or a supplement to the Company Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed by the Company with the SEC and, as required by Applicable Law, disseminated by the Company to shareholders. No filing of, or amendment or supplement to, the Company Proxy Statement will be made by the Company without providing Parent reasonable opportunity to review and comment thereon in accordance with clause (b) above.

(d) As soon as reasonably practicable following the date it receives SEC Confirmation, the Company shall duly call, give notice of, convene and hold a meeting of the Company shareholders (the “Company Shareholder Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company Proxy Statement shall contain (i) the Company Board Recommendation to the Company shareholders that they give the Company Shareholder Approval and (ii) the determination of the Board of

Directors of the Company that the Merger is advisable and in the best interests of the Company shareholders, except, in each case, to the extent that the Board of Directors shall have withdrawn or modified its recommendation of this Agreement or the Merger as permitted by Section 6.04.

Section 6.03. Access to Information.

(a) To the extent permitted by Applicable Law, from the date hereof until the Effective Time, the Company shall (i) afford to Parent, and to Parent’s officers, employees, counsel, financial advisors, auditors, financing sources (and their advisors) and other authorized representatives full access to the offices, properties, books, Contracts, commitments, personnel and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives (A) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (B) such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. The foregoing will not require the Company to permit any inspection or disclosure of any information that would result in the disclosure of confidential information of any Person in violation of any confidentiality obligation of the Company to such Person (provided that the Company shall use its reasonable best efforts to request that such Person grant such access or disclosure to Parent and the Company shall nonetheless otherwise give Parent a general description of the subject matter of the agreement) or require disclosure of any material concerning on any Acquisition Proposal made before the date of this Agreement by any Person, or disclosure of any report from the Company’s financial advisors, counsel, management or other representative regarding the Parent. Without limiting the foregoing, between the date hereof and the Effective Time, the Company shall (and shall cause its Affiliates to) reasonably cooperate with Parent in connection with Parent securing financing to consummate the Merger, including, without limitation, cooperating with the Parent in obtaining appraisals of the assets of the Company and its Subsidiaries, sending notices to reflect the change of control, obtaining reasonable access to the Company’s accountants and their work papers, making employees of the Company and its Subsidiaries reasonably available, providing all financial information relating to the Company and its Subsidiaries as may be reasonably requested by Parent, and permitting Parent and its accountants reasonable access to the Company and its Subsidiaries. In addition, the Company shall deliver estimated and reasonably detailed monthly financial results and statements to Parent as promptly as practicable following each of their preparation at the end of each fiscal month. Nothing contained in this Agreement shall give to Parent or its Subsidiaries, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time in any unlawful manner.

(b) Except for disclosures and uses expressly permitted by the terms of the Confidentiality Agreement dated as of October 11, 2006, with addendums executed on or about November 21, 2006 and December 14, 2006, and as amended on the date hereof, between the Company and Parent (the “Confidentiality Agreement”), Parent shall hold in confidence and use, and shall cause its Subsidiaries and their respective directors, officers, employees, accountants, counsel, financial advisors, financing sources (and their advisors) and other authorized representatives to hold in confidence and use, all information received from the Company, directly or indirectly, in accordance with the Confidentiality Agreement.

(c) No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.04. Acquisition Proposals. (a) The Company shall not, and shall cause each of its Subsidiaries not to, and shall cause each of the foregoing Person’s respective directors, officers, management personnel, Affiliates, investment bankers, financial advisors, attorneys, and other representatives (collectively, “Representatives”) retained by it or any of its Subsidiaries not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information relating to, any Acquisition Proposal or (iii) amend or modify in any material respect, or terminate or waive any material right or benefit under, any confidentiality, standstill or similar agreement with any Person (whether or not a Company Material Contract). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Subsidiary of the Company and/or any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.04(a) by the Company. The Company shall, and shall cause its Subsidiaries to, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Acquisition Proposal that the Board of Directors of the Company reasonably determines (after consultation with outside counsel and a financial advisor of reputation comparable to those used by the Company in connection with entering into this Agreement) constitutes or would reasonably likely lead to a Superior Proposal, and which Acquisition Proposal did not result from a breach of this Section 6.04(a), the Company may, subject to compliance with Section 6.04(c), (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality and standstill agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person, and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

The term “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to (whether in a single transaction or series of related transactions): (i) any direct or indirect acquisition or purchase by such Person or “group” (within the meaning of Section13(d) of the Exchange Act) of (A) assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the revenues, net income, or assets of the Company and its Subsidiaries (taken as a whole) or (B) 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” (within the meaning of Section13(d) of the Exchange Act) or the shareholders of such Person would own 20% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company, or (iv) any other transaction the consummation of which would reasonably be expected to prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or materially delay consummating the transactions contemplated hereby, in each case, other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means an Acquisition Proposal which did not result from a breach of this Section 6.04(a), and which (i) the Company’s Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, and if consummated, would result in a more favorable transaction to the shareholders of the Company from a financial point of view than the transaction contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial and other terms of this Agreement proposed by Parent in response to such Acquisition Proposal or otherwise)).

(b) Neither the Board of Directors of the Company, nor any committee thereof, shall (i) withdraw or modify in a manner adverse to Parent (including, without limitation, changing its recommendation to express no opinion or to take a “neutral” position), or publicly propose to withdraw or modify in a manner adverse to Parent (including, without limitation, changing its recommendation to express no opinion or to take a “neutral” position), the approval or recommendation by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (ii) adopt or recommend or express no opinion or take any “neutral” position with respect to, or propose publicly to adopt or recommend or express no opinion or take any “neutral” position with respect to, any Acquisition Proposal (any and all actions described in any one or more subclauses of this Section 6.04(b)(i) or 6.04(b)(ii) being referred to as a “Company Adverse Recommendation Change”). Except as provided in Section 6.04(f), neither the Board of Directors of the Company nor any committee thereof shall adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of its Subsidiaries or any of their respective Representatives to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or Superior Proposal (other than a confidentiality and standstill agreement referred to in Section 6.04(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to the Board of Directors and the Company’s compliance with this Section 6.04, the Board of Directors of the Company may make a Company Adverse Recommendation Change pursuant to and in accordance with the provisions of Section 6.04(f); provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to Section 6.04(f) until after the third business day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of such Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) business day period shall commence). In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal or otherwise.

(c) In addition to the obligations of the Company set forth in Section 6.04(a) and (b), the Company shall promptly (and in any event within 24 hours) notify Parent of the receipt of any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal or other inquiry, proposal or offer and the material terms and conditions thereof, and will keep Parent promptly and reasonably apprised of any related material developments, discussions and negotiations related thereto and provide to Parent as soon as practicable after receipt or delivery thereof of copies of any and all correspondence and other written material sent or provided to the Company or any of its Subsidiaries or any of their respective Representatives from any Person that relates to the terms or conditions of any Acquisition Proposal and any and all correspondence and other written material sent or provided by (or on behalf of) the Company or any of its Subsidiaries or any of their respective Representatives in response thereto or otherwise in connection therewith.

(d) Nothing contained in this Section 6.04 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside counsel, failure so to disclose would be inconsistent with its fiduciary duties or applicable Law, provided that this Section 6.04(d) will not affect the obligations of the Company and its Board of Directors under Sections 6.04(a) and 6.04(b); provided, further, that (x) any such disclosure made pursuant to this Section 6.04(d) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange

Act) shall not be deemed to be a Company Adverse Recommendation Change so long as the Board of Directors of the Company expressly reaffirms in such disclosure the Company Board Recommendation and does not recommend or express no opinion or take a “neutral” position with respect to any Acquisition Proposal and (y) the Company shall provide Parent with no less than one Business Day notice of such disclosure prior to any such disclosure.

(e) For a period of not less than three (3) business days after Parent’s receipt from the Company of an initial Notice of Superior Proposal in respect of a Superior Proposal made by any Person, the Company shall, if requested by Parent, negotiate in good faith with Parent to revise this Agreement such that the Acquisition Proposal constituting a Superior Proposal shall no longer constitute a Superior Proposal.

(f) In response to the receipt by the Company of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after the Company’s compliance with the last paragraph of Section 6.02(b) and with Section 6.02(e), the Board of Directors of the Company may effect a Company Adverse Recommendation Change and may terminate this Agreement pursuant to Section 10.01(d)(i) and enter into an agreement with a third party with respect to such Superior Proposal, if (and only if) each of the following conditions are met:

(i) the Company Shareholder Approval shall not have been obtained by such time;

(ii) the Board of Directors of the Company has concluded in good faith, following the receipt of advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Company Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary obligations to its shareholders under Applicable Law; and

(iii) at or prior to terminating this Agreement and/or entering into an agreement reflecting such Superior Proposal, the Company shall have paid any amounts due pursuant to Section 11.04 in accordance with the terms and at the times specified therein.

(g) In the event that a third party has made an Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, the Company shall, at the request of Parent, promptly (and in any event within 48 hours) make a public announcement of its then current recommendation by the Company’s Board of Directors or any committee thereof of this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 6.05. Notification.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Subsidiary to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.05(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall use its best efforts to give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, of which the Company has knowledge alleging any material breach of or material default under any Company Material Contract to which the Company or any of its Subsidiaries is a party or (ii) any notice or other communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, of which the Company has knowledge alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Subsidiary to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.05(b).

(c) The Company shall promptly notify Parent of any litigation commenced after the date hereof against the Company or any of its directors by any shareholders of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider Parent’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent the provision of which the Company in good faith determines may adversely affect the Company’s or any other Person’s attorney-client or other privilege with respect to such information.

Section 6.06. Consents. Except as set forth in Section 6.06 of the Company Disclosure Schedule, the Company shall (i) use its best efforts to obtain the consents set forth in Section 4.06 of the Company Disclosure Schedule and (ii) obtain the consents set forth in Section 4.06 of the Company Disclosure Schedule, other than consents which the failure to obtain does not have, and is not reasonably expected to have, individually or in the aggregate, a Facility MAE or a Material Adverse Effect on the Company.

Notwithstanding anything to the contrary set forth in Section 6.01, the Company may make payments or amend the terms of each agreement for which consent is so required subject to the consent of Parent, which consent shall not be unreasonably withheld.

Section 6.07. Filings. The Company shall timely file with the SEC when initially due under law (without giving effect to any extensions permitted by law) all reports and documents required by the Company to be filed after the date hereof under the 1933 Act and the 1934 Act, including, without limitation, the Company’s Form 10-Ks and Form 10-Qs.

Section 6.08. Pay-off Letters. The Company shall use its reasonable best efforts to obtain true, correct and complete pay-off letters with respect to the bonds, debentures, notes or other indebtedness of the Company and its Subsidiaries, to the extent requested by Parent.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Retention of Shares; Voting of Shares at Shareholders Meeting. Other than as contemplated herein, neither the Parent or any of its Affiliates have any intention of disposing any shares of Company Stock owned by any of them as of the date hereof. Parent will, and will cause its Affiliates, to vote all shares of Company Stock owned by each of them in favor of adopting this Agreement and the transactions contemplated hereby, including the Merger, at the Company Shareholders Meeting.

Section 7.03. Employee Benefits. (a) Parent agrees that it shall cause the Surviving Corporation to honor each Benefit Plan and Benefit Agreement in accordance with its terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period from the Effective Time through at least one year from Effective Time, Parent shall provide, or shall cause to be provided, to those individuals who as of the Effective Time were employees (other than employees subject to collective bargaining agreements) of the Company and its Subsidiaries (the “Affected Employees”) compensation and benefits that are no less favorable in the aggregate than those provided to the Affected Employees immediately before the Effective Time or those provided by Parent to its similarly situated employees. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any particular Benefit Plan or retain the employment of any Affected Employee.

(b) Each Affected Employee shall receive credit for his or her service with the Company and its Subsidiaries (and their respective predecessors) before the Effective Time under the employee benefit plans of Parent and its Affiliates (other than the Company and its Subsidiaries) providing benefits to any Affected Employees after the Effective Time (the “New Plans”) for purposes of eligibility and vesting thereunder to the same extent as such Affected Employee was entitled, before the Effective Time, to credit for such service under any comparable Benefit Plans (except to the extent such credit would result in a duplication of benefits). In addition, and without limiting the generality of the foregoing: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Benefit Plans in which such Affected Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, drug and/or vision benefits to any Affected Employee, Parent shall cause all pre-existing condition exclusions of such New Plan to be waived for such Affected Employee and his or her covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such Affected Employee and his or her covered dependants immediately prior to the Effective Time under the relevant Old Plan; and (iii) each Affected Employee and their eligible dependents shall receive credit for the dollar amount of expenses incurred by such Affected Employee and eligible dependants under the Old Plan for the calendar year in which the Effective Time or the commencement of participation in the New Plan occurs for purposes of satisfying applicable deductibles and annual out-of-pocket limits for such year under the New Plan.

(c) Without limiting the generality of Section 11.06, nothing herein expressed or implied shall confer upon any current or former employee of the Company or any of its Subsidiaries or upon any representative of any such Person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

Section 7.04. Indemnification; Directors’ and Officers’ Insurance. (a) The indemnification, advancement and exculpation provisions of the Company’s articles of incorporation, the Company’s bylaws and any indemnification agreements by and among the Company and its directors and officers (a complete and accurate copy of which has been delivered to Parent), as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

(b) The Parent shall cause the Surviving Corporation to maintain, and the Surviving Corporation shall maintain, the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance policies (“D&O Insurance”) (a complete and accurate copy of which has been delivered to Parent) in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Person covered as of the Effective Time by the Company’s and its Subsidiaries’ D&O Insurance policy (each such Person, an “Indemnified Party”) on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the current annual premium paid by the

Company for such insurance (such 250% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In addition, the Company may and, at Parent’s request, the Company will, purchase a six-year “tail” / “extended reporting period” prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Parties than the existing D&O Insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed six times the Maximum Annual Premium. If such “tail” / “extended reporting period” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder.

(c) From and after the Effective Time, the provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives. Upon written request by such Indemnified Parties or their legal representatives, the Surviving Corporation shall provide copies and proof of purchase of such D&O Insurance policies, including any “tail” / “extended reporting period” insurance coverage.

ARTICLE 8

COVENANTS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company, Merger Subsidiary and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a notification and report form with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) pursuant to the HSR Act (the “HSR Filing”) with respect to the transactions contemplated hereby as promptly as practicable and in any event within 20 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The HSR filing shall be in substantial compliance with the requirements of Applicable Law. The Company and Parent shall split equally the HSR Filing fees and any and all other filing fees that become due and payable under any other applicable competition, merger control, antitrust or similar law.

(c) The Company and Parent shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 8.01, subject to Applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Authority and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Affiliates to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. Except as otherwise required by law, neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby or (ii) cause a condition set forth in Article IX to not be satisfied in a timely manner. Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party (which shall not be unreasonably withheld).

(d) Each of the Company and Parent will promptly inform the other party upon receipt of any material communication from the FTC, the DOJ or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If the Company or Parent (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Authority that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each of the Company and Parent will make all reasonable efforts not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, shall give the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Parent and its Subsidiaries are not required to, and the Company and its Subsidiaries may not, without the prior written consent of Parent, (i) become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to sell, to hold separate (by establishing a trust or otherwise) or otherwise dispose of, divest or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Parent, or any of their respective Subsidiaries or (ii) enter into any settlement, undertaking, consent decree, stipulation, or agreement with any Governmental Authority in connection with the transactions contemplated hereby.

(f) The Company and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover law or similar law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover law or similar law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and without limiting Parent’s rights hereunder, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such law on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding any other provision in this Agreement, unless this Agreement is terminated in accordance with the terms hereof, in no event shall the Minnesota Anti-Takeover Approval be withdrawn, revoked or modified by the Board of Directors of the Company or the Strategic Committee. For purposes of this Agreement, the “Minnesota Anti-Takeover Approval” shall mean the actions taken by the Company’s Board of Directors and the Strategic Committee referred to in Section 4.27 hereof causing Section 302A.673 of Minnesota Law not to prohibit this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 8.02. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed by the parties.

Section 8.03. Further Assurances.

(a) At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

(b) Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of any securities of the Company (including stock options and other derivative securities) pursuant to the Merger by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with Minnesota Law;

(b) no Applicable Law shall prohibit the consummation of the Merger;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(d) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), (iii) the representations and warranties of the Company contained in Section 4.15 of this Agreement shall be true and correct in all respects without regard to any matters disclosed in the Company Disclosure Schedule, except as would not result in or reasonably be expected to result in, individually or in the aggregate, liabilities to or required expenditures by the Company and/or any of its Subsidiaries in excess of $15,000,000 (net of (A) related insurance recoveries, (B) reserves on the Company’s consolidated balance sheet for September 30, 2006 and (C) the Tacoma Matter described in the Company Disclosure Schedule) and (iv) Parent shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effect;

(b) there shall not have been instituted or pending any action or proceeding by any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Company Stock, including the right to vote any shares of Company Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s shareholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (iv) that otherwise will have a Material Adverse Effect on the Company or Parent;

(c) there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date;

(d) Holders of no more than 15% of the issued and outstanding Company Stock shall have notified the Company, the Parent or the Exchange Agent (or any of their agents or representatives) that they intend to exercise appraisal rights with respect to their shares under Minnesota Law. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) The Parent and Merger Subsidiary shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Closing Date, the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period) and the Company shall have received a certificate signed by the President of Parent and Merger Subsidiary to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 30, 2007 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained;

(c) by Parent, if:

(i) (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or (C) the Company has materially breached any paragraph of Section 6.04 (including, without limitation, the Company, approving, recommending or entering into any actual or proposed Acquisition Agreement ) or Section 6.02;

(ii) a breach or inaccuracy of any representation or warranty or breach of or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.02(a) or 9.02(c) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(d) by the Company, if:

(i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement (including, without limitation, the provisions of Section 6.04(g)), to enter into a written agreement concerning a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 11.04 in accordance with the terms and at the times specified therein; or

(ii) a breach or inaccuracy of any representation or warranty or breach of or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) under this Agreement to the other party hereto, other than the provisions of Sections 4.25, 5.06, this Section 10.02, 11.04, 11.07, 11.08 and 11.09, which shall survive any termination hereof pursuant to Section 10.01); provided that, if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) willful breach either party of any of its representations, warranties, covenants or agreements set forth in this Agreement or (iii) bad faith, intentional misconduct or fraud by either party, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure, breach, bad faith, intentional misconduct or fraud.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

J-M Manufacturing Company, Inc.

9 Peach Tree Hill Road

Livingston, New Jersey 07039

Attention: Johnny Mai, Vice President

Facsimile No.: (973) 992-9590

E-mail: JohnnyMai@jmm.com

with a copy to:

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10017

Attention: Joel L. Rubinstein and Ran Dlugi

Facsimile No.: (212) 547-5444

E-mail: jrubinstein@mwe.com, rdlugi@mwe.com

if to the Company, to:

PW Eagle, Inc.

1550 Valley River Drive

Eugene, Oregon 97401

Attention: Scott Long

Facsimile No.: (541) 686-9248

E-mail: Scott_Long@pweagleinc.com

with a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Thomas D. Balliett and Mark F. Parise

Facsimile No.: (212) 715-8000

E-mail: tballiett@kramerlevin.com, mparise@kramerlevin.com

and

Fredrikson & Byron, PA

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

Attention: David C. Grorud and K. Lisa Holter

Facsimile No.: (612) 492-7077

E-mail: dgrorud@fredlaw.com, lholter@fredlaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that nothing herein shall release any party from liability for bad faith, intentional misconduct or fraud. This Section 11.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, the agreements contained in Section 7.04.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of Company Stock.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) Except as provided in this Section 11.04 and Section 8.01(b), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) In the event that (I) this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) or by Parent pursuant to Section 10.01(c)(i), (II) (A) after the date of this Agreement but prior to obtaining the Company Shareholder Approval, an Alternative Acquisition Proposal (as defined below) shall have been made to the Company or directly to the shareholders of the Company generally or shall have otherwise become publicly known, disclosed or proposed or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Acquisition Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 10.01(b)(i) and (C) within twelve (12) months after such termination, the Company enters into a definitive Contract (which is thereafter consummated) to consummate, or consummates the transactions contemplated by any Alternative Acquisition Proposal, (III) (A) this Agreement is terminated by Parent pursuant to Section 10.01(c)(ii) and (B) within twelve (12) months after such termination, the Company enters into a definitive Contract (which is thereafter consummated) to consummate, or consummates the transactions contemplated by any Alternative Acquisition Proposal or (IV) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 10.01(b)(iii) and (B) within six (6) months after such termination, the Company enters into a definitive Contract (which is thereafter consummated) to consummate, or consummates the transactions contemplated by any Alternative Acquisition Proposal, then, in the case of the occurrence of any one or more of the events described in Section 11.04(b)(I), (II), (III) and (IV), the Company shall pay Parent an amount equal to (1) $3% of the aggregate Merger Consideration (the “Termination Fee”) and (2) the Parent Expenses (as defined below) (less any Parent Expenses that may have been previously paid) by wire transfer of immediately available funds no later than the first business day following (x) in the case of a payment required by clause (I) above, the date of termination of this Agreement and (y) in the case of a termination required by clause (II) or (III) or (IV) above, the date of the consummation of such Alternative Acquisition Proposal; provided, however, that in no event shall the Company be required to pay Parent Expenses, pursuant to this Section 11.04(b), in excess of $2,500,000, and provided, further, that if Section 6.04 hereof requires payment prior to termination pursuant to its terms, then Section 6.04 shall control with respect to when the payment hereunder is due to Parent. For the avoidance of doubt, in no event shall more than one Termination Fee be payable under this Agreement. For purposes hereof, the term “Alternative Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to (whether in a single transaction or series of related transactions): (i) any direct or indirect acquisition or purchase by such Person or “group” (within the meaning of Section13(d) of the Exchange Act) of (A) assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the revenues, net income, or assets of the Company and its Subsidiaries (taken as a whole) or (B) 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or (iii) or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” (within the meaning of Section13(d) of the Exchange Act) or the shareholders of such Person would own 20% or more of any class of equity securities of the Company or any of its Subsidiaries or of any resulting parent company of the Company in each case, other than the transactions contemplated by this Agreement.

(c) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(ii), then the Company shall pay to Parent an amount equal to the sum of Parent Expenses (not to exceed $2,500,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds and, other than as provided in Section 11.04(b), the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent (provided that nothing herein shall release any party from liability for bad faith, intentional misconduct or fraud), such payment to be made following such termination within two business days following delivery to the Company of notice of demand for such payment. For purposes of this Agreement, the term “Parent Expenses” means, with respect to a party hereto, all reasonable documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of debt financing sources (including those who are parties to any financing commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the sale process, including the authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including Parent’s financing.

(d) The Company and Parent acknowledge and agree that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not have entered into this Agreement; accordingly, if the Company fails to pay when due the amount payable pursuant to this Section 11.04, and, in order to obtain such payment, Parent commences a suit, the Company shall pay to Parent the costs and expenses of Parent (including attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee or the Parent Expenses (as the case may be), from the date such payment was required to be made until the date of receipt by Parent of immediately available funds in such amount at the prime rate as reported from time to time by the Wall Street Journal, in effect on the date such payment was required to be made.

Section 11.05. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, and each of the parties (i) hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (ii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any other court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement and the Confidentiality Agreement were not performed in accordance with the respective terms and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or the Confidentiality Agreement or to enforce specifically the performance of the terms and provisions of such agreements in any federal court located in the State of Minnesota or any Minnesota state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PW EAGLE, INC.

By:	/s/ Jerry Dukes
Name: Jerry Dukes
Title: President & Chief Executive Officer

J-M MANUFACTURING COMPANY, INC.

By:	/s/ Walter Wang
Name: Walter Wang
Title: President & Chief Executive Officer

PIPE DREAM ACQUISITION, INC.

By:	/s/ Walter Wang
Name: Walter Wang
Title: President

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